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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b*).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

P.O. Box 111
--------------------------------------------------------------------------------
                                    (Street)

Boston                                 MA                   02117
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Steinway Musical Instruments, Inc. ("LVB")
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


04-3483032
________________________________________________________________________________
4.   Statement for Month/Year


August 29, 2002
August 30, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [ ]  Form filed by One Reporting Person
     [X]  Form filed by More than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                               5.             6.
                                                               4.                              Amount of      Owner-
                                                               Securities Acquired (A) or      Securities     ship
                                    2A.                        Disposed of (D)                 Beneficially   Form:     7.
                                    Deemed         3.          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                       2.           Execution      Transaction -----------------------------   of Issuer's    (D) or    Indirect
1.                     Transaction  Date, if any   Code                  (A)                   Fiscal Year    Indirect  Beneficial
Title of Security      Date         (Month/Day/   (Instr. 8)    Amount    or     Price         (Instr. 3      (I)       Ownership
(Instr. 3)         (Month/Day/Year)  Year)          Code     V           (D)                   and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock              08/29/02                 S            2,500    D      $17.40                                 By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              08/29/02                 S              300    D      $17.43                                 By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              08/29/02                 S              100    D      $17.45                                 By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              08/30/02                 S            1,000    D      $17.38                                 By JHLICO (a)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              08/30/02                 S            1,300    D      $17.40                                 By JHLICO (a)
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Common Stock              08/30/02                 S            1,100    D      $17.45        1,507,253        I       By JHLICO (a)
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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

 (a) John Hancock Life Insurance Company ("JHLICO") is a direct, wholly-owned subsidiary of John Hancock Financial Services, Inc. ("JHFS"). JHFS may be deemed the indirect beneficial owner of securities beneficially owned by JHLICO.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

  ** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If the space provided is insufficient see Instruction 6 procedure.

------------------------------------------------            ------------------
James E. Collins                                            Date
Vice President and Corporate Secretary

                             Joint Filer Information
                             -----------------------



      Issuer Name and Trading Symbol: Steinway Musical Instruments, Inc. ("LVB")

      Date of Event Requiring Statement: August 29, 2002

      Designated Reporter: John Hancock Financial Services, Inc.


1.       Name and address of Reporting Person:
         ------------------------------------

         John Hancock Life Insurance Company
         200 Clarendon Street
         Boston, MA 02117

         IRS Number:  04-1414660
         ----------


         By:  /s/Roger G. Nastou               September 3, 2002
              ------------------               -----------------
                 Roger G. Nastou               Date
                 Vice President